EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of
  Security holders.
------------------------------------------------------------------

EXHIBIT A:
Exhibit 77C

A Special Meeting of Shareholders of The Buttonwood Funds,
Inc. (formerly, Addison Capital Shares, Inc.) was held on December 16, 1999. The purpose of the meeting was 1) to approve a new Investment Advisory Agreement between the Fund and Independence Capital Management, Inc. and 2) to amend the Fund's fundamental investment policy regarding investment in securities of other investment companies.

The vote to approve a new Investment Advisory Agreement with Independence Capital Management, Inc. passed with 1,007,013 shareholders voting "for"; 28,005 shareholders voting "against"; and 25,982 shareholders abstaining. The vote to amend the Fund's fundamental investment policy regarding investment in securities of other investment companies passed with 875,740 shareholders voting "for"; 27,132 shareholders voting "against"; and 25,275 shareholders abstaining.